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                                  Exhibit 11.1

                          EMPLOYEE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made by and between Royal BodyCare, Inc. ("Employer") located at 2301 Crown Court, Irving, Texas 75038 and Wayne R. Holbrook ("Employee"), residing at 3809 Fox Glen Drive, Irving, Texas 75062.

         The parties to this Agreement declare that:

         The Employer is engaged in, among other things, the international distribution of nutritional supplements and personal care products through the network marketing distribution model.

         The Employee is willing to be employed by the Employer, and the Employer is willing to employ the Employee, on the terms, covenants, and conditions set forth in this Agreement.

         In consideration of the mutual promises set forth in this Agreement, the Employer and the Employee agree as follows:

         Section 1.  Effective Date.  The Effective Date of this Agreement shall
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 be February 1, 2003.

         Section 2. Employment Title and Duties. The Employer shall employ the
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Employee in the capacity of President. As President, the Employee shall have the responsibility to perform all duties that are customarily performed by one holding such position in other, same, or similar businesses or enterprises as that engaged by Employer. The Employee's shall be responsible for the Employer's network marketing business and operations conducted in the US, Canada and all other international territories, whether operations are conducted through a license agreement, or through an entity owned by or affiliated with the Employer. The Employee shall not be responsible for the Employer's manufacturing operations, research and development operations, or the business or operations of MPM Medical, Inc. A diagram of the Employee's functional responsibility is attached as Exhibit A. The Employee accepts this employment, subject to the general supervision and pursuant to the orders and direction of the Employer.
The Employee shall also render such other and unrelated services and duties as may be assigned from time to time by the Employer.

         Section 3. Compensation of the Employee. The Employer shall pay the
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Employee in full payment for the Employee's services under this Agreement, the following compensation:

         a. An annual base salary of Two Hundred Fifty Thousand Dollars ($250,000.00) per year payable bi-weekly.

         b. Personal time off, holidays, retirement benefits, and other employee benefits as stated in the Employer's manual for other employees employed for more than five years.

         c. A Bonus based on the increase in Operating Margin earned by RBC each month. For purposes of this section, Operating Margin shall be defined as sales minus the sum of cost of goods sold and distributor commissions. Sales, cost of goods

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Employee Employment Agreement
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               sold and distributor commissions shall be reported each month on the same basis as that used to report the Employer's results of operations in its audited financial statements, and in accordance with generally accepted accounting principles. For purposes of this section, RBC shall mean the network marketing business conducted in the US, Canada and any other international territory, whether through a license agreement or through an entity owned by the Employer or affiliated with the Employer. The Bonus shall be based on the monthly increase in RBC's Operating Margin over RBC's Base Operating Margin, which shall be defined as RBC's Operating Margin earned in January 2003. For each increment of $84,000 that RBC's Operating Margin increases over the Base, the Employee shall receive a Bonus of $4,200. Employee shall be paid this Bonus the month following the month in which the bonus is earned.

               If the Employee earns a Bonus of $8,400 or more for three consecutive months, his annual base salary shall be adjusted according to the following calculation, up to a maximum annual rate of $750,000. This adjustment shall be calculated by multiplying by 12, the difference between the lowest Bonus earned during the preceding three-month period and $4,200. For example, if the Employee earns monthly Bonuses of $8,400, $12,600 and $12,600 in three consecutive months, the Employee's annual base salary shall be increased by $50,400 ($8,400 - $4,200 = $4,200;
               $4,200 x 12 = $50,400). If the Employee earns monthly Bonuses of $4,200, $8,400 and $8,400 in three consecutive months, the Employee's annual base salary shall not be increased ($4,200 - $4,200 = $0; $0 x 12 = $0). For each incremental increase of $50,400 in the Employee's annual base salary, RBC's Base Operating Margin shall increase by an increment of $84,000. An increase in the Employee's annual base salary pursuant to this section shall become effective the first full pay period of the second month following the last month in the three consecutive month period that gave rise the to the increase. For example, if an increase in the Employee's annual base salary is warranted by Bonuses earned for the months of February, March and April, the increase will become effective during the first full pay period of June. Accordingly, RBC's Base Operating Margin for the month during which the Employee's annual base salary is adjusted shall be prorated based on the number of days paid at the old and new annual base salary rates.

               Not withstanding any other provisions of this Section 3, the Employer shall not be obligated to pay the Employee in any month, a rate of base salary plus Bonus that, if annualized, would result in annual compensation exceeding $750,000.

               If RBC's Operating Margin is below RBC's Base Operating Margin, as adjusted pursuant to the previous paragraph, in any month, the Employee's annual base salary shall be reduced effective the first full pay period following determination of this result. This reduction shall be calculated as follows: the difference between RBC's Operating Margin and the Base Operating Margin shall be divided by $84,000 and rounded up to the next highest whole number; this whole number shall then be multiplied by $50,400. For example, assume RBC's Operating Margin is $1,400,000 and RBC's Base Operating Margin is $1,500,000. In this example, the Employee's annual base salary would be reduced $100,800 ($1,500,000 - $1,400,000 = $100,000; $100,000 / $84,000 = 1.2;
               1.2 is rounded to 2; 2 x $50,400 = $100,800). Accordingly, RBC's Base Operating Margin for the month during which the Employee's annual base salary

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Employee Employment Agreement
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               is adjusted shall be prorated based on the number of days paid at the old and new annual base salary rates. In addition, the Employer shall have the right to deduct from future Bonus payments, any amounts paid to the Employee as increased annual base salary that were not earned. Notwithstanding any provision of this paragraph, the Employee's annual base salary shall in no case be less than $250,000.

          d. A nine-year option to purchase 500,000 shares of the Employer's common stock at an exercise price equal to the average closing prices of such stock during the month of February 2003. This option shall be issued as of March 1, 2003, and shall become exercisable as follows: 20% at the time of issuance, and an additional 20% on each anniversary of the issuance date until the entire option is exercisable. This option shall also provide that in the event of a change in control of the Employer, the option shall become immediately exercisable in its entirety. It is the express intent of the parties that this option shall be issued under a stock option plan qualified under the laws and regulations of the Internal Revenue Service such that no taxable income will accrue to the Employee until such time as shares acquired through the exercise of a portion or all of the option are sold. It is also the express intent of the parties that such stock option plan shall be registered pursuant to the laws and regulations of the Securities and Exchange Commission such that shares acquired through exercise of an option issued under the plan shall be registered and bear no restrictive legend related to their sale. The Employee acknowledges that the Employer is unable as of the date of this Agreement to issue an option with the aforementioned attributes; the Employer agrees to take all reasonable actions to enable it to issue such an option.

         Section 4.  Additional Undertakings of the Employer.  The Employer
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agrees to the following:

          a. MPM Medical, Inc. Cash Flow - The Employer agrees that MPM Medical, Inc. will be operated in a manner that will not require its cash flow to be subsidized by RBC (as defined in Section 3 above), excluding payment of general and administrative expenses that are allocated to MPM Medical, Inc. from RBC other than warehouse salaries and personal property taxes. Whether MPM is being subsidized by RBC shall be determined by reference to the intercompany payable/receivable accounts maintained in the general ledgers of the respective companies.


          b. Executive and Employee Incentive Plan - The Employer agrees to use its best efforts, as may reasonably be required, to design, draft and adopt an incentive plan for Employer's executives and all other employees by March 1, 2003.

          Section 5. Best Efforts of the Employee. The Employee agrees to
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perform all of the duties pursuant to the express and implicit terms of this
Agreement to the reasonable satisfaction of the Employer. The Employee further agrees to perform such duties faithfully and to the best of his ability, talent, and experience.

          Section 6. Place of Employment. The Employee shall render such duties
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at 2301 Crown Court, Irving, Texas 75038 and at such other places as the
Employer shall in good faith require or as the interest, needs, business, or opportunity of the Employer shall require.

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Employee Employment Agreement
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         Section 7. Non-Competition with the Employer during the Term of
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Employment. The Employee shall devote all his time, attention, knowledge, and
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skills solely to the business and interest of the Employer, and the Employer shall be entitled to all of the benefits and profits arising from the work of the Employee. The Employee shall not, during the term of this Agreement, be interested directly or indirectly, in any manner, as partner, officer, director, shareholder, advisor, employee, or in any other capacity in any other business similar to the Employer's business or any allied trade. However, nothing contained in this section shall prevent or limit the right of the Employee from investing in the capital stock or other securities of any corporation whose stock or securities are publicly owned and traded on any public exchange, nor shall anything contained in this section prevent or limit the Employee from investing in real estate.

         Section 8. Restrictions on the Use of Trade Secrets and Records. During
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the term of employment under this Agreement, the Employee may have access to various trade secrets, consisting of formulas, patterns, devices, inventions, processes, and compilations of information, records and specifications, all of which are owned by the Employer and regularly used in the operation of the Employer's business. All files, records, customer lists, documents, drawings, specifications, equipment, and similar items relating to the business of the Employer, whether they are prepared by the Employee or come into the Employee's possession in any other way and whether or not they contain or constitute trade secrets owned by the Employer, are and shall remain the exclusive property of the Employer and shall not be removed from the premises of the Employer under any circumstances whatsoever without the prior written consent of the Employer. The Employee agrees not to divulge, misappropriate, or disclose any of these trade secrets and records directly or indirectly, to any person, firm, corporation, or other entity in any manner whatsoever, either during the term of this Agreement or at any time thereafter except as required in the course of employment.

         Section 9. Term. This Agreement shall be effective for the two-year
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period ending January 31, 2005. This Agreement shall be automatically renewed for an additional one-year period upon expiration of its initial term and each anniversary thereafter, unless terminated by either Employer or Employee upon thirty (30) days prior written notice to the other. If the Employer elects to terminate this Agreement, the Employee, if requested by the Employer, shall continue to render services, and shall be paid compensation as provided in this Agreement up to the date of termination. In addition, the Employee shall continue to be paid his base salary for a period of three months following the date of termination, less all amounts required to be held and deducted. If the Employee elects to terminate this Agreement, no additional amounts shall be paid to the Employee, but the Employee shall continue to render services and shall be paid compensation as provided in this Agreement up to the date of termination.

         Section 10. Termination for Breach, Neglect, or Incapacity. If the
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Employee willfully breaches or habitually neglects the performance of duties required under the terms of this Agreement, or demonstrates continued incapacity to perform those duties, the Employer may terminate this Agreement by giving written notice of termination to the Employee without prejudice to any other remedy to which the Employer may be entitled either at law, in equity, or under this Agreement. If the Employer willfully breaches any material term of this Agreement, Employee may terminate this Agreement by giving written notice of termination to the Employer without prejudice to any other remedy to which the Employee may be entitled either at law, in equity, or under this Agreement.

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Employee Employment Agreement
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         Section 11. Inability to Perform Work. Should the Employee be unable to
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perform his duties under this Agreement, including by reason of disability, death, or any other cause, the Employer shall be obligated to pay compensation pursuant to Section 3 of the Agreement only to the extent that the Employee is entitled to receive compensation for (i) time worked, (ii) other paid time provided in the Employer's manual for other employees employed for more than five years, or (iii) time otherwise required to be paid by law.

         Section 12. Indemnity. The Employer shall indemnify the Employee and
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hold the Employee harmless for any acts or decisions made by the Employee in good faith while performing services for the Employer and will use its best efforts, as may reasonably be required, to obtain coverage in the amount of $1,000,000 for the Employee under an insurance policy covering the officers and directors of the Employer against lawsuits. The Employer shall pay all expenses, including attorney's fees, actually and necessarily incurred by the Employee in connection with any appeal thereon, including the cost of court settlements.

         Section 13. Effect of Partial Invalidity. The invalidity of any portion
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of this Agreement shall not affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, the parties agree that the remaining provisions shall remain in full force and effect.

         Section 14. Entire Agreement. This Agreement contains the complete
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Agreement between the parties and shall supersede all other agreements, either oral or written, between the parties. The parties stipulate that neither of them has made any representations except as are specifically set forth in this Agreement and each of the parties acknowledges that they have relied on their own judgment in entering into this Agreement.

         Section 15. Assignment. Neither party to this Agreement may assign
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their rights under this Agreement unless the other party so consents to the assignment in writing.

         Section 16. Notices. All notices, requests, demands, and other
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communications shall be in writing and shall be given by registered or certified mail, postage prepaid, to the addresses shown on the first page of this Agreement, or to such subsequent addresses as the parties shall so designate in writing.

         Section 17. Arbitration. Any controversy or claim arising out of this
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Agreement, or the breach of this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator may be entered in any court having jurisdiction.

         Section 18. Attorney's Fees. If any action at law or in equity,
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including an action for declaratory relief is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees as determined by the court in the same action.

         Section 19. Amendment. Any modification, amendment or change of this
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Agreement will be effective only if it is in a writing signed by both parties.

         Section 20. Governing Law. This Agreement, and all transactions
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contemplated by this Agreement, shall be governed by, construed, and enforced in accordance with the laws of the State of Texas.

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Employee Employment Agreement
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         Section 21. Headings. The titles to the paragraphs of this Agreement
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are solely for the convenience of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement on this 5th day of February, 2003.

EMPLOYEE:                                      EMPLOYER:

                                               Royal BodyCare, Inc.

/s/  Wayne R. Holbrook                By:      /s/ Clinton H. Howard
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(Signature)                                    (Signature)

Wayne R. Holbrook                              Clinton H. Howard
                                               Chief Executive Officer